Exhibit 99.1

KNOWLES CORPORATION

GAAP FINANCIAL MEASURES AND NON-GAAP FINANCIAL MEASURES(1)

(unaudited, dollars in millions)

	2013					2012
	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
Revenue	$276.2	$296.7	$311.6	$330.3	$1,214.8	$261.1	$260.7	$299.6	$296.6	$1,118.0
Non-GAAP Gross profit	97.3	105.8	122.0	125.1	450.2	88.6	92.9	111.5	115.0	408.0
Non-GAAP Selling and administrative expenses	58.0	55.6	53.1	59.1	225.8	49.6	54.8	53.1	54.7	212.2

Non-GAAP Operating earnings	$39.3	$50.2	$68.9	$66.0	$224.4	$39.0	$38.1	$58.4	$60.3	$195.8

(1)	In addition to the GAAP financial measures included herein, Knowles has presented certain non-GAAP financial measures. Knowles uses non-GAAP measures as supplements to its GAAP results of operations in evaluating certain aspects of its business, and its Board of Directors and executive management team focus on non-GAAP items as key measures of Knowles’ performance for business planning purposes. These measures assist Knowles in comparing its performance between various reporting periods on a consistent basis, as these measures remove from operating results the impact of items that, in Knowles’ opinion, do not reflect its core operating performance. Knowles believes that its presentation of non-GAAP financial measures is useful because it provides investors and securities analysts with the same information that Knowles uses internally for purposes of assessing its core operating performance.

KNOWLES CORPORATION

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES

(unaudited, dollars in millions)

	2013					2012
	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
GAAP Gross Profit	$94.9	$100.1	$117.9	$118.6	$431.5	$88.6	$92.9	$111.5	$114.0	$407.0
Asset Impairment and Related Inventory Charges	—	—	0.4	1.7	2.1	—	—	—	—	—
Restructuring Charges	1.8	4.0	1.0	1.0	7.8	—	—	—	0.4	0.4
Production Transfers Costs (1)	0.6	1.7	2.7	3.8	8.8	—	—	—	0.6	0.6

Non-GAAP Gross Profit	$97.3	$105.8	$122.0	$125.1	$450.2	$88.6	$92.9	$111.5	$115.0	$408.0
Non-GAAP Gross Profit as % of Revenues	35.2%	35.7%	39.2%	37.9%	37.1%	33.9%	35.6%	37.2%	38.8%	36.5%

GAAP Selling and Administrative Expenses	$72.4	$72.5	$66.2	$73.0	$284.1	$62.9	$68.2	$66.6	$73.2	$270.9
Stock-Based Compensation Expense	(0.5)	(0.7)	(0.5)	(0.3)	(2.0)	(0.5)	(0.5)	(0.5)	(0.4)	(1.9)
Intangibles Amortization Expense	(11.6)	(12.3)	(11.5)	(10.5)	(45.9)	(11.7)	(12.1)	(11.1)	(13.6)	(48.5)
Asset Impairment Charges	(0.5)	—	—	(2.6)	(3.1)	—	—	(0.8)	(0.9)	(1.7)
Restructuring Charges	(1.6)	(5.5)	(1.0)	(0.4)	(8.5)	(1.0)	(0.7)	(0.8)	(3.0)	(5.5)
Production Transfers Costs (1)	(0.2)	0.2	(0.1)	(0.1)	(0.2)	(0.1)	(0.1)	(0.3)	(0.6)	(1.1)
Other	—	1.4	—	—	1.4	—	—	—	—	—

Non-GAAP Selling and Administrative Expenses	$58.0	$55.6	$53.1	$59.1	$225.8	$49.6	$54.8	$53.1	$54.7	$212.2
Non-GAAP S&A Expenses as % of Revenues	21.0%	18.7%	17.0%	17.9%	18.6%	19.0%	21.0%	17.7%	18.4%	19.0%

GAAP Operating Earnings	$22.5	$27.6	$51.7	$45.6	$147.4	$25.7	$24.7	$44.9	$40.8	$136.1
Stock-Based Compensation Expense	0.5	0.7	0.5	0.3	2.0	0.5	0.5	0.5	0.4	1.9
Intangibles Amortization Expense	11.6	12.3	11.5	10.5	45.9	11.7	12.1	11.1	13.6	48.5
Asset Impairment and Related Inventory Charges	0.5	—	0.4	4.3	5.2	—	—	0.8	0.9	1.7
Restructuring Charges	3.4	9.5	2.0	1.4	16.3	1.0	0.7	0.8	3.4	5.9
Production Transfers Costs (1)	0.8	1.5	2.8	3.9	9.0	0.1	0.1	0.3	1.2	1.7
Other	—	(1.4)	—	—	(1.4)	—	—	—	—	—

Non-GAAP Operating Earnings	$39.3	$50.2	$68.9	$66.0	$224.4	$39.0	$38.1	$58.4	$60.3	$195.8
Non-GAAP Operating Earnings as % of Revenues	14.2%	16.9%	22.1%	20.0%	18.5%	14.9%	14.6%	19.5%	20.3%	17.5%

Notes:

(1)	Production Transfer Costs represent one-time and duplicate costs incurred to migrate manufacturing to new facilities, primarily for speakers, hearing health products, and capacitors. These amounts are included in the corresponding GAAP Gross Profit, GAAP Selling and Administrative Expenses and GAAP Operating Earnings for each period presented.